Exhibit 3.3

CERTIFICATE OF MERGER

MERGING

CAMARO MERGER SUB, INC.,

A DELAWARE CORPORATION

WITH AND INTO

CALCIMEDICA SUBSIDIARY, INC.,

A DELAWARE CORPORATION

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware

CalciMedica Subsidiary, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST: Each of the constituent corporations (the “Constituent Corporations”), the Company and Camaro Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger and Reorganization, dated as of November 21, 2022, as amended by that certain amendment dated February 10, 2023 (the “Merger Agreement”), by and among the Company, CalciMedica, Inc., a Delaware corporation, and Merger Sub, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD: The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be CalciMedica Subsidiary, Inc.

FOURTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated such that, upon the effectiveness of the Merger, the certificate of incorporation attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

505 Coast Boulevard South, Suite 307

La Jolla, CA 92037

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective as of March 20, 2023, at 4:03 pm Eastern Time, following the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, CalciMedica Subsidiary, Inc. has caused this Certificate of Merger to be executed by the undersigned authorized officer as of March 20, 2023.

CALCIMEDICA SUBSIDIARY, INC.

/s/ A. Rachel Leheny
Name: A. Rachel Leheny
Title:	Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALCIMEDICA SUBSIDIARY, INC.

ARTICLE I: NAME

The name of the corporation is CalciMedica Subsidiary, Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV: AUTHORIZED STOCK

The total number of shares of stock which the Corporation has authority to issue is One Hundred (100) shares, all of which shall be Common Stock, $0.001 par value per share.

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VI: VOTE BY BALLOT

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII: DIRECTOR LIABILITY

1. Limitation of Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director or an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or an officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Solely for purposes of this Section 1 of this Article VII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as amended from time to time.

2. Indemnification. The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII: FORUM SELECTION

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation; (b) any action asserting a breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the corporation to the corporation or the corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; or (e) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

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